                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               HS RESOURCES, INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                               HS RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1996

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HS Resources, Inc. ("HSR" or the "Company"), a Delaware corporation, will be held on June 17, 1996, at 9:00 a.m., local time, at the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105, for the following purposes:

     1. To elect two directors to serve until their successors are elected and qualified.

     2. To transact such other items of business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 8, 1996, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The Company's stock transfer books will not be closed. A complete list of the stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for a period of ten days prior to the date of the Annual Meeting at the offices of the Company at One Maritime Plaza, 15th Floor, San Francisco, California 94111, and at the time and place of the Annual Meeting.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          Sincerely,

                                          /s/ JAMES M. PICCONE
                                          ------------------------------
                                          JAMES M. PICCONE
                                          Secretary

San Francisco, California
May 17, 1996

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED RED-STRIPED PROXY IN THE ENVELOPE PROVIDED.

                               HS RESOURCES, INC.

                  PROXY STATEMENT FOR THE 1996 ANNUAL MEETING
                                OF STOCKHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of HS Resources, Inc. ("HSR" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, June 17, 1996, at 9:00 a.m., local time, or at any adjournment thereof, for the purpose set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Sheraton Palace Hotel, 2 New Montgomery Street, San Francisco, California 94105. The Company's principal executive offices are located at One Maritime Plaza, 15th Floor, San Francisco, California 94111. Its telephone number is (415) 433-5795.

     These proxy solicitation materials were first mailed on or about May 17, 1996, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

     Stockholders of record at the close of business on May 8, 1996, are entitled to notice of and to vote at the Annual Meeting. At the record date, 10,948,680 shares of the Company's common stock (the "Common Stock") were issued and outstanding. For information with respect to the holders of 5% or more of the Company's Common Stock, see "Securities Ownership of Principal Stockholders and Management."

REVOCABILITY OF PROXIES

     At any time before its use, any proxy given pursuant to this solicitation may be revoked by the person giving it by (i) delivering to the Secretary of the Company a written notice of revocation or a duly executed Proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock entitles its holder to one vote with respect to the matters set forth herein. The affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting (not including abstentions and broker non-votes) is required for the election of directors.

     The solicitation of proxies is made by the Company and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for a Board of Directors (the "Board"), the members of which serve staggered terms. There are currently five authorized positions on the Board. Pursuant to the Certificate of Incorporation, the terms of Board members constituting approximately one-third of the total Board generally expire every year, and each director in a "class" of directors serves for a term of three years, or until his or her successor has been duly elected and qualified. Two directors are to be elected at the Annual Meeting to serve until the 1999 Annual

Meeting of Stockholders. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the Company's nominees, P. Michael Highum, who is currently a Director and the President and was a founder of the Company, and Michael J. Savage, who has been a Director since January 1996, and who is not an employee of the Company. In the event that either Mr. Highum or Mr. Savage should be unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Chairman of the Board to fill the vacancy. The Company does not expect that either Mr. Highum or Mr. Savage will be unable or will decline to serve as a director. The Board of Directors recommends the election of Messrs. Highum and Savage.

     Information about Mr. Highum and Mr. Savage is set forth below:

                                         CAPACITIES IN WHICH SERVED WITH THE COMPANY     DIRECTOR
             NAME               AGE           AND/OR OTHER PRINCIPAL OCCUPATION           SINCE
- ------------------------------  ---     ---------------------------------------------    --------
P. Michael Highum.............  45      Director, President of the Company                 1987
Michael J. Savage.............  61      Director, Managing Director of the San             1996
                                        Francisco Opera

     P. Michael Highum is a founder of the Company and for the past eighteen years has been employed exclusively in activities relating to the Company and its oil and gas business. Mr. Highum is an attorney and, prior to founding the Company, practiced with the San Francisco law firm of Pillsbury, Madison & Sutro. He earned his undergraduate degree from the University of California at Berkeley and his law degree from the University of California-Hastings College of Law. He has served as a Director and as President of the Company since its incorporation in 1987.

     Michael J. Savage has been a Director of the Company since January 1996. Mr. Savage has been the Managing Director of the San Francisco Opera since 1994. He was the founder of Savage Petroleum Company and served as its President from 1988 to 1995. From 1983 to 1988, Mr. Savage served as President of Merlin Petroleum, of which he was also the founder. From 1978 to 1982, he served as President of Sohio Petroleum Company. Prior to 1978, he served as President of BP Alaska, and in 1982 he was Director for Africa of BP in London, and also served as personnel director for the BP Group. He received his undergraduate degree in Business Management from the Manchester Business School in Manchester, England, and his master's degree in Law and Economics from Cambridge University. Mr. Savage serves on the Boards of Directors of the San Francisco Opera, Woodward-Clyde Group, Inc. and the San Francisco Conservatory of Music.

     There are currently no vacancies on the Company's Board.

     Specific information about the other Board members and the Company's officers is set forth below:

                                        CAPACITIES IN WHICH SERVED WITH THE                 CURRENT
                                          COMPANY AND/OR OTHER PRINCIPAL       DIRECTOR      TERM
             NAME               AGE                 OCCUPATION                  SINCE       EXPIRES
- ------------------------------  ---     -----------------------------------    --------     -------
Nicholas J. Sutton............  51      Chairman of the Board and Chief           1987        1997
                                        Executive Officer
James E. Duffy................  45      Director, Vice President -- Finance       1990        1998
                                        and Chief Financial Officer
Kenneth A. Hersh..............  33      Director, Limited Partner of the          1990        1997
                                        General Partner of Natural Gas
                                        Partners, L.P.
Theodore Gazulis..............  41      Vice President -- Planning and             N/A         N/A
                                        Analysis and Assistant Secretary
Dennis P. Holler..............  48      Vice President -- Exploration              N/A         N/A
Ronald B. Jacobs..............  47      Vice President -- Government and           N/A         N/A
                                        Environmental Affairs and Assistant
                                        Secretary
Annette Montoya...............  39      Vice President -- Accounting and           N/A         N/A
                                        Controller
James M. Piccone..............  46      Vice President -- General Counsel          N/A         N/A
                                        and Secretary

     Nicholas J. Sutton is a founder of the Company and has been employed exclusively in activities relating to the Company and its oil and gas business since 1978. Mr. Sutton is an attorney and practiced with the San Francisco law firm of Pillsbury, Madison & Sutro before founding the Company. Prior to that time, he served as a law clerk to the Chief Justice of the California Supreme Court. He earned his law degree from the University of California-Hastings College of Law, and his engineering undergraduate degree from Iowa State University. Mr. Sutton is a graduate of the Harvard Business School's Executive Education OPM Program, is a member of the Society of Petroleum Engineers and is a Director of the Colorado Oil and Gas Association. He has served as Chairman of the Board and as Chief Executive Officer of the Company since its incorporation in 1987.

     James E. Duffy has been a Director since 1990 and has been Vice
President -- Finance and Chief
Financial Officer since April 1991. From 1987 to 1990, Mr. Duffy was Director of the Acquisition and Special Investments Group of the investment firm of Feshbach Brothers. From 1985 to 1987, he was a general partner of J.L. Feshbach & Co., an investment banking firm specializing in the oil and gas business. Prior to that time, he was the Chief Financial Officer of Hilliard Oil and Gas and was a director and co-founder of several affiliated companies. Previously, he was a manager with Arthur Young & Co. Mr. Duffy earned his undergraduate degree from San Jose State University.

     Kenneth A. Hersh has been a Director of the Company since 1990. Mr. Hersh has been a limited partner of the general partner of Natural Gas Partners, L.P. ("NGP") since 1989. Previously, he was employed by the investment banking division of Morgan Stanley & Co. Incorporated, where he was a member of the firm's energy group specializing in oil and gas financing and acquisition transactions. Mr. Hersh also serves as a director of Tide West Oil Company, an independent oil and gas company based in Tulsa, Oklahoma ("Tide West"). (The Company has entered into an Agreement and Plan of Merger with Tide West (the "Merger Agreement") which agreement is the subject of a separate Joint Proxy Statement/Prospectus being simultaneously sent to the Company's stockholders. See "Certain Transactions.") Mr. Hersh earned his MBA from the Stanford University Graduate School of Business and his undergraduate degree from Princeton University.

     Theodore Gazulis has served in his current capacity since 1991 and has primary responsibility for economic and project analyses, systems applications, and planning functions. Prior to joining the Company in 1984, Mr. Gazulis was an exploration economist for Sohio Petroleum Company where he evaluated exploration plays, prospects and acquisitions and implemented computer financial and economic models to facilitate such economic analysis. From 1978 to 1981, he served in a similar capacity for Amoco Production Company. Mr. Gazulis received an MBA from the University of California at Los Angeles and his undergraduate degree from Stanford University. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

     Dennis P. Holler has been an employee and member of the Company's management team since 1990 and has served as Vice President -- Exploration since 1994. Mr. Holler has primary responsibility for the geotechnical aspects of the Company's activities. Prior to joining HSR, he was Rocky Mountain area exploration manager for Meridian Oil, Inc. From 1984 to 1986, he was division manager for Conquest Exploration. Between 1975 and 1984, Mr. Holler was an explorationist and exploration supervisor for Superior Oil Company. He earned his undergraduate degree in geology from the University of Texas at Arlington and his master's degree in geology from the University of Alabama. Mr. Holler is a member of the American Association of Petroleum Geologists and the Society for Sedimentary Geology.

     Ronald B. Jacobs has been a member of the Company's management team since 1982 and was appointed Vice President -- Government and Environmental Affairs in May of 1995. Prior to attending law school, Mr. Jacobs was the controller of the equipment leasing subsidiary of a large conglomerate. Mr. Jacobs is responsible for all of the Company's government and environmental affairs matters. Mr. Jacobs is a member of the Board of Directors of the Rocky Mountain Oil and Gas Association and Colorado Oil and Gas Association and co-chairs its legal, legislative and regulatory committee. He has served by appointment on several legislative committees in the state of Colorado. Mr. Jacobs earned his law degree from the University of

Mississippi, where he concentrated on oil and gas law, and his undergraduate degree from Georgia State University.

     Annette Montoya heads the Company's accounting staff and has served in her current capacity since 1991. Prior to joining the Company in 1987, Ms. Montoya was the accounting manager for MidCon Central Exploration Company. Prior to her employment with MidCon Central, Ms. Montoya was an auditor with Price Waterhouse & Co. Ms. Montoya earned her undergraduate degree from Regis College and is a member of the Council of Petroleum Accountants Society.

     James M. Piccone has served as the Company's Vice President, General Counsel and Secretary since he joined the Company in May of 1995. From 1984 to May of 1995, Mr. Piccone was a partner at the law firm of Davis, Graham & Stubbs where he served in various capacities including head of the firm's Transactions Department, and Practice Group Leader of the firm's Energy Group. From 1980 through 1984, he was an associate at the firm, and from 1978 to 1980 he was an associate at the law firm of Kutak, Rock & Huie. Mr. Piccone earned his law degree from the University of Colorado School of Law and his undergraduate degree from the University of Colorado.

     There is no family relationship between any director or executive officer of the Company.

     (References to certain officers' tenure and periods of service include service with the Company's predecessors.)

REPORTS REQUIRED BY SECTION 16(A)

     Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the Company's Common Stock, to file with the Securities and Exchange Commission and any exchange on which the Company's stock is traded, reports of ownership and changes in ownership of the Company's Common Stock.

     Based solely on its review of Forms 3, 4 and 5 received by the Company and written representations from certain reporting persons that no filings were required for such persons, the Company believes that, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with, except for the following: A timely Form 3 was not filed with respect to Mr. Piccone upon his becoming an officer of the Company in May 1995. This omission was corrected by the filing of a Form 3 in August 1995.

BOARD MEETINGS AND COMMITTEES

     The Board held two meetings during 1995, and each director attended more than 75% of the aggregate of all meetings of the Board and all meetings of committees, if any, upon which such director served. The Board also took action by written consent on thirteen occasions.

     The Board has two standing committees, an Audit Committee and a Compensation Committee. It does not have a nominating committee.

     The Audit Committee recommends to the Board the engagement of an independent public auditing firm, reviews the fees and the services provided, including the scope of the audit coverage, and reviews the auditor's independence from management. The Audit Committee confers with the independent auditors and reviews the results of their audit. The Audit Committee reviews the financial statements of the Company and related information, and monitors the Company's internal accounting, auditing and financial reporting practices, procedures and controls as it deems appropriate. The Audit Committee provides assistance to the Board with respect to the corporate accounting and reporting practices, and reports to the Board on Audit Committee activities. During 1995 the Audit Committee consisted of Mr. Hersh and held one meeting. Mr. Savage was named to the Audit Committee when appointed to the Board in January 1996.

     The Compensation Committee has oversight responsibility for the Company's significant compensation policies and practices, including the scope and design of the Company's compensation and benefit plans. The Compensation Committee determines the nature and amount of compensation of executive officers of the

Company who also are directors, and approves compensation of the other executive officers based on recommendations of, and discussions with, management. The Compensation Committee also is responsible for administering certain employee benefit plans, including the amount and terms of stock options granted to employees under the 1987 Stock Option Plan, as amended and restated November 18, 1992 (the "Employee Incentive Plan"). Members of the Compensation Committee are not eligible to participate in any of the plans or programs they administer. During 1995 the Compensation Committee consisted of Mr. Hersh. It held no formal meetings during the year, and took written action on one occasion. Mr. Savage was named to the Compensation Committee when appointed to the Board in January 1996.

COMPENSATION OF BOARD MEMBERS

     During 1995, the Company's non-employee director was paid an annual retainer of $10,000 in quarterly installments. He also was reimbursed for his out-of-pocket expenses incurred in connection with his service on the Board.

     In 1992, the Company implemented the 1992 Directors' Stock Option Plan (the "1992 Directors' Plan"). The 1992 Directors' Plan provides that each non-employee director shall receive an initial option to purchase 7,500 shares of the Company's Common Stock upon the commencement of his or her tenure on the Board, of which options to purchase 1,500 shares are immediately exercisable and the remainder of which vest ratably on each of the four succeeding anniversaries of the date of grant. In addition, the 1992 Directors' Plan provides that each director shall receive an annual option grant to purchase 750 shares of the Company's Common Stock on the date of the Board meeting closest in time to the anniversary date of the director's commencement of service to the Board. The annual option grants are exercisable in full immediately as of the date of their grant. Options granted under the 1992 Directors' Plan generally have a term of 10 years; however, the term of any option granted under the 1992 Directors' Plan terminates (i) 30 days following the termination of the director's status as a director of the Company, or (ii) one year after the date of death or disability of the director while he is serving as a director. Options granted under the 1992 Directors' Plan may not be assigned.

     In October 1993, the Company's Board approved the 1993 Directors' Stock Option Plan (the "1993 Directors' Plan"). The terms of the 1993 Directors' Plan are substantially similar to the terms of the 1992 Directors' Plan except that
(i) the 1993 Directors' Plan permits the optionee-director to assign his or her rights to receive options under the Plan and (ii) option grants following the initial grant are in the amount of 1,500 shares and are granted biannually. This Plan was adopted by the Board in consideration of those directors who are subject to employment conditions and other policies which prohibit their personal retention of options granted in connection with the services rendered to the Board. A director may participate in the 1993 Directors' Plan only upon waiver of his or her right to participate in the 1992 Directors' Plan. To date, Mr. Hersh is the only participant under the 1993 Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth for each of the three years ended December 31, 1995, the cash, bonus and other annual compensation received by the Company's Chief Executive Officer and the other four most highly paid executive officers during the 1995 fiscal year (each, a "Named Executive Officer"). The Named Executive Officers received no long-term compensation awards in the form of restricted stock awards, SAR awards, or payouts pursuant to any long-term incentive plan during fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                    ---------------------
                                            ANNUAL COMPENSATION     SECURITIES UNDERLYING
       NAME AND PRINCIPAL                 -----------------------      OPTIONS/SAR(S)           ALL OTHER
            POSITION               YEAR   SALARY($)   BONUS($)(1)          SHARES           COMPENSATION($)(2)
- ---------------------------------  ----   ---------   -----------   ---------------------   ------------------
Nicholas J. Sutton...............  1995    225,000            0                  0                 4,620
  Chairman of the Board and        1994    225,000       65,000             25,000                14,614
  Chief Executive Officer          1993    223,616       65,000                  0                21,006

P. Michael Highum................  1995    225,000            0                  0                 4,620
  Director, President              1994    225,000       65,000             25,000                14,614
                                   1993    223,616       65,000                  0                21,006

James E. Duffy...................  1995    175,000            0                  0                 4,620
  Director, Vice
  President -- Finance and Chief
  Financial Officer                1994    175,000       47,500                  0                14,614
                                   1993    173,962       46,875              4,000                20,852

Ronald B. Jacobs.................  1995    130,000            0                  0                 4,620
  Vice President -- Government     1994    129,808       25,000                  0                14,614
  and Environmental Affairs        1993    124,532       23,125             29,000                16,334

Dennis Holler(3).................  1995    125,000            0                  0                 4,498
  Vice President -- Exploration    1994    124,808       37,500                  0                14,614
                                   1993        N/A          N/A                N/A                   N/A

- ---------------

(1) Includes certain amounts accrued during the year indicated and paid the following year.

(2) Includes the amount of the Company's contribution pursuant to the Company's 401(k) Plan and amounts contributed by the Company pursuant to its Profit Sharing Plan.

(3) Mr. Holler was first elected an officer of the Company in May 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

     There were no grants of stock options to the Named Executive Officers in 1995. See "Report of the Compensation Committee -- Components of Executive Compensation -- Stock Option Plan."

     The following table provides information on the exercisability of options held by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1995. There were no option or SAR exercises during the 1995 fiscal year by the Named Executive Officers.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED               VALUE OF UNEXERCISED
                                                              OPTIONS/SARS                  IN-THE-MONEY OPTIONS/SARS
                         SHARES                            AT FISCAL YEAR-END                 AT FISCAL YEAR-END(1)
                        ACQUIRED         VALUE        -----------------------------     ---------------------------------
        NAME           ON EXERCISE     REALIZED $     EXERCISABLE     UNEXERCISABLE     EXERCISABLE $     UNEXERCISABLE $
- ---------------------  -----------     ----------     -----------     -------------     -------------     ---------------
Nicholas J. Sutton...       0               0           122,500           15,000             698,434                 0
P. Michael Highum....       0               0           122,500           15,000             698,434                 0
James E. Duffy(2)....       0               0            71,500            9,000             251,063            34,875
Ronald B. Jacobs.....       0               0            77,635           10,000             380,649             8,750
Dennis Holler........       0               0            34,000                0              29,750                 0

- ---------------

(1) Based on the fair market value of the Company's Common Stock at the close of business on December 29, 1995 ($12.87 per share) minus the exercise price of the options (or warrant).

(2) Includes an exercisable warrant to purchase 1,500 shares of Common Stock.

     The Company has no defined benefit or actuarial plan under which benefits are determined by final compensation and years of service. The Company has not, during fiscal 1995, adjusted or amended the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers.

     The Company did not make any awards pursuant to any long-term incentive plans in 1995.

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

                COMPARISON OF 56 MONTH CUMULATIVE TOTAL RETURN*
          AMONG HS RESOURCES, INC., THE S&P 500 INDEX AND A PEER GROUP

 FOR THE PERIOD BEGINNING WITH THE EFFECTIVE DATE OF THE COMPANY'S REGISTRATION
                                     UNDER
   SECTION 12(G) OF THE SECURITIES EXCHANGE ACT AND ENDING DECEMBER 31, 1995

      MEASUREMENT PERIOD            HS RE-
    (FISCAL YEAR COVERED)        SOURCES, INC.    PEER GROUP        S&P 500
    ---------------------        -------------    ----------        -------
4/17/91                               100             100             100
12/91                                 100              89             109
12/92                                 161             115             118
12/93                                 235             157             129
12/94                                 197             138             131
12/95                                 144             164             180

- ---------------

* $100 invested on 4/17/91 in stock or index -- including reinvestment of dividend.



     The Securities and Exchange Commission regulations require that the Company provide a line graph comparing its cumulative total shareholder return with a performance indicator of the overall or broad stock market and a comparison to the Company's peers. The Company's stock is listed and began trading on the New York Stock Exchange under the symbol "HSE" in 1994. Accordingly, the Company has chosen to use the S&P 500 as the broad stock market indicator of stocks traded on the same exchange. This comparison of cumulative total return assumes that $100 was invested in Company Common Stock, peer group stock, or the index on April 17, 1991, and includes reinvestment of dividends.

     The peer group is made up of the companies for which public data is available which comprise the John S. Herold, Inc. "Mid-size Domestic Exploration and Production" peer group, as published in "Herold's Comparative Appraisal Reports," dated January 27, 1993. John S. Herold, Inc. is an independent research firm specializing in oil and gas company research. The companies included in the peer group are: American Exploration Co., Berry Petroleum Co., Chieftain International Co., Devon Energy Corp., Forest Oil Corp.,

Helmerich & Payne Inc., Howell Corp., HS Resources, Inc., Nuevo Energy Co., Parker & Parsley Petroleum, Pogo Producing Co., Presidio Oil Co., Seagull Energy Corp., Snyder Oil Corp., Unit Corp., Vintage Petroleum, Inc., Wainoco Oil Corp., and Wiser Oil Co. In prior years, this group also included DEKALB Energy Company and Plains Petroleum Co. However, for 1995, there is no public information available for these companies; thus, they are not included.

     The registration of the Company's Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, became effective in April 1991, and the Securities and Exchange Commission regulations require that the foregoing graph commence at that time. However, trading in the shares of the Company's Common Stock was isolated and not meaningful until the Company's public offering in November 1992, at which time the Common Stock began being traded on the NASDAQ National Market System.

          COMPENSATION COMMITTEE; INTERLOCKS AND INSIDER PARTICIPATION

     Kenneth A. Hersh and Michael J. Savage, both non-employee directors, constitute the Compensation Committee of the Board. Mr. Savage became a member of the Compensation Committee on January 1, 1996. Prior to that time, the Compensation Committee consisted only of Mr. Hersh. During 1995, neither of these individuals was an officer or employee of the Company or any of its subsidiaries, or formerly an officer of the Company or any of its subsidiaries. During 1995, these directors had no interlocking relationships as defined by the Securities and Exchange Commission. For a discussion of certain transactions of the Company in which Mr. Hersh has an interest, see "Certain Transactions."

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its directors and officers, including the Named Executive Officers. Those agreements require the Company to indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses in connection with certain claims against directors and officers. The Company expects to enter into similar agreements with persons selected to be directors and officers in the future.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following is the Report of the Compensation Committee of the Company describing the compensation policies and rationale with respect to compensation paid to certain executive officers for the year ended December 31, 1995. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

     The Compensation Committee of the Board is comprised entirely of outside directors. Through 1995, Mr. Hersh was the only outside director of the Company and was the sole member of the Compensation Committee. Mr. Savage was appointed to the Compensation Committee upon his commencement of service on the Board in January 1996. The Compensation Committee is responsible for guiding and overseeing policies concerning compensation and employee benefit matters, determining the nature and amount of compensation for executive officers who also are directors, approving the compensation of other executive officers, and administering the Employee Incentive Plan.

COMPENSATION PHILOSOPHY

     The Company's compensation policies are intended to align compensation with business strategy, to create value for the stockholders, and to support a performance-based culture throughout the Company.

Consistent with the foregoing principles, the Compensation Committee's compensation policies with respect to executive compensation are to:

          - Tie total compensation to the performance of the Company, particularly as compared to its peers and when viewed in light of available opportunities and resources. Total executive compensation should be directly linked to improvements in corporate performance and increases in the primary determinants of stockholder value such as production and cash flow.

          - Inspire executive officers to work together as a team to pursue Company goals.

          - Establish a general corporate atmosphere that promotes an entrepreneurial style of leadership.

          - Have a significant portion of the executive officers' total compensation "at risk" in the form of incentive compensation.

          - Recognize individual initiative and achievement.

          - Ensure compensation levels that are externally competitive and internally equitable.

          - Align the long-term interests of the executive officers with those of the Company's stockholders through the use of stock options and similar compensation plans.

          - Provide a competitive total compensation package that enables the Company to attract and retain key executives who are capable of leading the Company in achieving its business objectives.

     In early 1996, the Company retained an independent compensation consulting firm to evaluate its existing compensation policies and procedures, and to recommend changes which will assist the Company to meet the principles stated in this Report. Thus, the policies and procedures described herein may be revised in 1996 and from time to time thereafter.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Compensation Committee believes that the cash compensation of executive officers, as well as other key employees, should be competitive with other companies while being fair and discriminating within the Company on the basis of personal performance. To assist in this determination, the Company has participated in annual compensation surveys, prepared by independent consultants, that provide comparative compensation data for participating companies in the oil and gas industry. Guided by this survey, compensation ranges are established and individual executive compensation is determined based on an assessment of individual responsibility and performance. Participants in this survey are not necessarily included in the indices that the Company uses in its performance graph, but the Compensation Committee believes that such surveys are the most cost effective available compensation data for executive talent. The Compensation Committee also monitors industry conditions, changes in regulations and tax laws and other developments which may, from time to time, require modifications to the executive compensation program in order to ensure that the program is properly structured to achieve its objectives.

     There are three major components of the Company's executive total compensation program: Base Salary, Annual Incentive Bonuses, and Long-Term Incentives through such things as stock options. Executives, like all qualified employees, are eligible to participate in the Company's 401(k) Plan and Profit Sharing Plan as well as in certain other benefit plans such as the Company's health and life insurance plans.

     Base Salary: The Company believes it is essential to pay a competitive salary in order to attract qualified individuals and to support the continuity of management, consistent with the long-term nature of the oil and gas industry. In assessing the appropriate salary level to be paid an executive, the Compensation Committee evaluates data as to wages paid by comparable companies to executives having substantially similar responsibilities, and establishes a base salary range based on the comparative data. Although compensation survey data generally is imprecise as to responsibilities, and transparent as to talent and experience, the Compensation Committee may adjust the range after subjectively considering the impact of such factors. Consideration also may be given to Company and industry performance, to internal parity and to disparities related to geographic location and living cost. These factors also are subjective, and no predetermined weighting of factors is applied. The executive's annual salary then is targeted to a midpoint of the range identified as appropriate in light of the foregoing factors.

     Incentive Bonus: The purpose of the incentive bonus is to link annual executive compensation to the Company's and to the individual's overall performance. The policy is that if the performance of an individual and the Company are in line with performance criteria, the bonus should be sufficiently meaningful to increase the executive's total cash compensation to the upper end of the range of total cash compensation paid to executives in the survey groups described in the previous paragraph. The individual's performance is evaluated relative to the prior year and to various objectives set forth in the annual business plan, such as production levels, cash flow targets and successful completion of major projects. These objectives are not specifically weighted in evaluating whether to award an annual incentive bonus to an executive officer because specific circumstances and the relative importance of any such objectives may change with time, and the relative responsibilities of each executive officer in the achievement of each objective may differ.

     Stock Option Plan: The Company believes that each employee, particularly those in management positions, should have interests aligned with those of the stockholders. Such long-term incentive compensation also rewards long-term commitment to the Company's growth. To achieve this objective, the Company has granted options pursuant to the Employee Incentive Plan. The Employee Incentive Plan allows for the granting of incentive stock options, nonstatutory stock options, restricted stock and stock appreciation rights. There are 1,500,000 shares of Common Stock subject to the Employee Incentive Plan, and options for 736,937 shares are outstanding. To date, the Company has issued only stock options, but it may issue other forms of incentive compensation under the plan in the future. Incentive stock options are granted at the fair market value of the common stock on the date of grant; non-statutory stock options are granted at not less than 85% of the fair market value on the date of grant.

     The Employee Incentive Plan is administered by the Compensation Committee. Management is responsible for making periodic reviews and recommendations to the Compensation Committee. The Compensation Committee acts as appropriate on recommendations made pursuant to such periodic reviews. The size and terms of awards are determined by the Compensation Committee at the time of grant.

     401(k) and Profit Sharing Plans. Effective June 30, 1989, the Company adopted two qualified defined contribution plans, the HS Resources, Inc. Employee Investment 401(k) Plan (the "401(k) Plan") and the HS Resources, Inc. Profit Sharing Plan (the "Profit Sharing Plan"). All full-time employees are eligible to participate in both plans after one year of continuous service. Under the 401(k) Plan, participants may make regular pretax contributions of up to 10% of their compensation. The Company may, but is not obligated to make matching contributions in an amount determined by the Board. All contributions to the 401(k) Plan are vested 100%. Contributions to the Profit Sharing Plan are made only by the Company in its sole discretion as may be determined by the Board. Contributions to the Profit Sharing Plan are vested over five years to all eligible employees. During 1995, the Company contributed $192,747 to the 401(k) Plan funded by 20,025 treasury shares of the Company's Common Stock. The Company made no contribution to the Profit Sharing Plan in 1995.

     Chief Executive Officer Compensation: The compensation of the Company's Chief Executive Officer is determined in the same manner as the compensation for other executive officers of the Company as described above. As a result, the compensation of the Company's Chief Executive Officer is largely dependent upon the overall performance of the Company as well as the compensation being paid by other oil and gas companies to their chief executive officers.

     Mr. Sutton, the Company's Chief Executive Officer, had an employment agreement with the Company which provided for a minimum level of annual compensation of $200,000. During 1993 the annual base salary was increased to $225,000, which wage was continued during 1994 after the Committee evaluated the factors enumerated above. Mr. Highum, the Company's President, had an employment contract similar to that of Mr. Sutton and was awarded the same salary during these periods. These employment agreements expired on December 31, 1995, and they have not been extended or replaced because of the comprehensive compensation study referred to above. However, it is anticipated that replacement employment contracts will be entered into with Mr. Sutton and Mr. Highum by June 30, 1996.

     During late 1994 and very early 1995, at the time when the Compensation Committee would have normally reviewed executive compensation, the price being paid for natural gas was significantly lower than during the prior years, particularly in the Rocky Mountain region where the majority of the Company's natural gas production is located. After evaluating the adverse financial implications to the Company of such lower prices, management recommended to the Compensation Committee that there be no increases in executive compensation for 1995 despite any determination that individual compensation levels might have been below the competitive indicators. The Compensation Committee accepted that recommendation.

     Later in 1995, management further recommended that no bonuses be awarded at year-end 1995 for activities conducted in 1995. This recommendation was based on the financial ramifications of low product prices, and the associated decline in the Company's stock price, rather than on an assessment of individual and corporate performance more generally. The Compensation Committee noted that management actively lowered costs and realigned staffing in the operating environment brought on by lower prices, and that the Company increased production by 1%, and reserves by 11%. On a per share basis, since 1993, management increased reserves by 15%, and production by 42%. The Company also continued its industry leading efficiencies, reporting lease operating expenses of $1.95 per barrel of oil equivalent ("Boe") produced. The Company also acquired properties in two separate transactions, at a reported finding cost of $2.73 per Boe, and entered into a transaction which brought operational diversification into the Gulf Coast region. Nonetheless, in recognition of the alignment between incentive compensation and shareholder value, and the decline in shareholder value over the past year, the Compensation Committee accepted management's recommendation to withhold bonus awards for the period except in one limited circumstance guided by contractual obligations (which circumstance did not involve Mr. Sutton, Mr. Highum or a Named Executive Officer). Moreover, the Compensation Committee awarded no stock options to Named Executive Officers during 1995.

                                            The Compensation Committee

                                            Kenneth A. Hersh

                              CERTAIN TRANSACTIONS

EMPLOYMENT CONTRACTS

     Messrs. Sutton and Highum had employment contracts with the Company which expired December 31, 1995. In view of the Company's plan to review all compensation matters, these contracts have not yet been extended or replaced.

OTHER TRANSACTIONS WITH SECURITY HOLDERS

     Chase. The Company is a party to a $125 million revolving term credit facility (the "Bank Credit Agreement") with The Chase Manhattan Bank, N.A. ("Chase"), Wells Fargo Bank, N.A., Midland Bank, plc and Bank of Montreal (collectively, the "Banks"). Under the terms of the Bank Credit Agreement, no principal payments are required until April 1997, provided that the Company maintains a borrowing base sufficient to support the outstanding loan balance. Available borrowings under the Bank Credit Agreement are determined using a borrowing base determined by the Banks and based on the underlying value of oil and gas properties owned by the Company, its subsidiaries and certain affiliated partnerships. At December 31, 1995, such borrowing base was determined to be $110 million. At December 31, 1995, the Company had an outstanding balance of $51 million under the Bank Credit Agreement. In 1995, the Company incurred charges from Chase aggregating $100,000 for its annual engineering and loan administration fees.

     In March 1996, Chase facilitated a financing transaction (the "Chase Asset Monetization Arrangement") whereby the Company closed the sale to an unaffiliated third party of certain low-growth assets acquired from Basin Exploration, Inc. (the "Initial Basin Acquisition"). Chase provided a credit facility to the third party to finance its acquisition of such assets.

     The Company is negotiating with Chase the terms of a new, unsecured revolving credit facility of up to $375 million. The increased borrowing capacity under the new Chase facility will enable the Company to fund its ongoing operational and development activities and its cash requirements in connection with (i) the Initial Basin Acquisition, (ii) the acquisition of additional properties that the Company has agreed, subject to certain conditions, to purchase from Basin (the "Second Basin Acquisition" and, together with the Initial Basin Acquisition, the "Basin Acquisitions"), and (iii) the Company's proposed merger with Tide West (the "Merger"), which Merger is discussed below. The Company and Chase are currently soliciting the participation of certain banks in the syndication of the facility.

     Chase is an affiliate of Chase Manhattan Capital Corporation ("CMCC"). CMCC owns 631,684 shares, or 5.77%, of the Company's Common Stock. See "Security Ownership of Principal Stockholders and Management."

     NGP. Mr. Hersh is a limited partner of the general partner of NGP. See "Principal Stockholders." NGP has previously acted as a subordinated lender to the Company. In consideration of such financing, NGP acquired, and currently holds, two warrants to purchase an aggregate of 740,262 shares of Common Stock at an exercise price of from $6.67 to $10.00 per share.

     On February 25, 1996, the Company entered into the Merger Agreement. Pursuant to the Merger Agreement, Tide West will be merged into and with a wholly-owned subsidiary of the Company. The Merger is expected to be consummated in June of 1996 following special shareholder meetings of the shareholders of the Company and Tide West. NGP is Tide West's largest stockholder, owning approximately 4,550,000 shares, or 46.49% of the outstanding common stock of Tide West. Three representatives of NGP are current members of Tide West's Board of Directors. The Company and NGP have entered into a voting agreement whereby NGP has agreed to vote its shares in Tide West in favor of approval of the Merger Agreement. In consideration of this agreement, HSR has agreed to take such action as is required to appoint one NGP designee to the Company's Board following consummation of the Merger. Mr. Hersh will not be considered to be the NGP designee. The Company intends, following the consummation of the Merger, to increase the number of authorized directors on the Board to six, and to appoint the nominee of NGP to fill the vacancy so created.

     The Basin Acquisitions, the Chase Monetization Arrangement, the Merger Agreement and their effects on the Company are discussed in greater detail in the Joint Proxy Statement/Prospectus of the Company and Tide West distributed to stockholders of the Company simultaneously with the circulation of this Proxy Statement. A copy of the Joint Proxy Statement/Prospectus is available without charge upon written request to Investor Relations, HS Resources, Inc., 1999 Broadway, Suite 3600, Denver, Colorado 80202.

FUTURE TRANSACTIONS

     Any future transactions (including loans) between the Company and an officer, director, principal stockholder or affiliate of the Company will be approved by a majority of the directors disinterested in such transactions and by a majority of the disinterested independent outside directors, each of which shall have determined that the transaction is fair to the Company and its stockholders and that the terms of such transaction are no less favorable to the Company than could be obtained from unaffiliated parties.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 8, 1996, by (i) each person who is known by the Company to own beneficially 5% or more of the Common Stock,
(ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares.

                       AMOUNT OF BENEFICIAL OWNERSHIP(1)

                                                                                      PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES     OF CLASS
               ------------------------------------              ----------------     --------
    Nicholas J. Sutton(2)......................................        773,798           6.99
    One Maritime Plaza, 15th Floor
    San Francisco, CA 94111

    P. Michael Highum(3).......................................        534,134           4.82
    1999 Broadway, Suite 3600
    Denver, CO 80202

    Fidelity Mgmt. & Res. Corp.................................      1,089,300           9.95
    P.O. Box 2164
    Boston, MA 02106

    Strong Capital Management, Inc.............................        969,800           8.86
    100 Heritage Reserve
    Menomonee Falls, WI

    Trust Company of the West,.................................        778,206           7.11
      in its capacities as Investment Manager pursuant to
      Investment Management Agreement with General Mills, Inc.
      and Custodian pursuant to a Custody Agreement dated
      February 6, 1989, with General Mills, Inc. and State
      Street Bank and Trust Company, as Trustee
    865 S. Figueroa, Suite 1800
    Los Angeles, CA 90017
    Natural Gas Partners, L.P.(4)..............................        746,262           6.38
    777 Main Street, Suite 2700
    Fort Worth, TX 76102

    T. Rowe Price Associates...................................        748,747           6.84
    100 E. Pratt, 9th Floor
    Baltimore, MD 21202

                                                                                      PERCENT
               NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER OF SHARES     OF CLASS
               ------------------------------------              ----------------     --------
    Chase Manhattan Capital Corporation........................        631,684           5.77
    One Chase Manhattan Plaza
    New York, NY 10081

    James E. Duffy(5)..........................................         81,936           *

    Kenneth A. Hersh(6)........................................          1,000           *

    Michael J. Savage(7).......................................          1,500           *

    Ronald B. Jacobs(8)........................................         92,648           *

    Dennis Holler(9)...........................................         44,548           *

    All Directors as a group (5 persons)(10)...................      1,392,368          12.35

    All Directors and executive officers as a group (10
      persons)(11).............................................      1,654,394          14.38

- ---------------
  *  Less than one percent of stock.

 (1) Assumes exercise of all options and warrants exercisable within 60 days of May 8, 1996, for the purchase of Common Stock with respect to such owner.

 (2) Includes 122,500 shares purchasable within 60 days after May 8, 1996, upon the exercise of stock options granted under the Employee Incentive Plan. Includes 3,124 shares held by a reversionary trust of which Mr. Sutton was the grantor and Mr. Sutton's wife is the trustee. Includes 6,045 shares held by trusts for the benefit of children of Mr. Sutton and his wife of which a third party is trustee and of which Mr. Sutton disclaims beneficial ownership. Excludes 330 shares held by the children of Mr. Sutton of which he disclaims beneficial ownership.

 (3) Includes 122,500 shares purchasable within 60 days after May 8, 1996, upon the exercise of stock options granted under the Employee Incentive Plan. Also includes 1,500 shares held by Mr. Highum's wife.

 (4) Includes 740,262 shares subject to issuance within 60 days after May 8, 1996, upon the exercise of warrants and 6,000 shares subject to issuance upon the exercise of options granted under the 1993 Directors' Plan. GFW Energy, L.P. ("GFW") is the general partner of NGP and may be deemed to be the beneficial owner of such shares. R. Gamble Baldwin is the general partner of GFW and may be deemed to be the beneficial owner of such shares.

 (5) Includes 1,500 shares subject to issuance within 60 days after May 8, 1996, upon the exercise of a warrant and 79,000 shares subject to issuance within 60 days after May 8, 1996, upon the exercise of stock options granted under the Employee Incentive Plan.

 (6) Mr. Hersh, a Director of the Company, disclaims beneficial ownership of any shares subject to issuance upon exercise of warrants or options held by NGP. Mr. Hersh is a limited partner of the general partner of NGP.

 (7) Includes 1,500 shares purchasable within 60 days after May 8, 1996, upon the exercise of stock options granted under the 1992 Directors' Plan.

 (8) Includes 77,635 shares purchasable within 60 days after May 8, 1996, upon the exercise of stock options granted under the Employee Incentive Plan.

 (9) Includes 34,000 shares purchasable within 60 days after May 8, 1996, upon the exercise of stock options granted under the Employee Incentive Plan.

(10) Reflects the information set forth in footnotes 2, 3, 5, 6, and 7 above.

(11) Reflects the information set forth in footnotes 2, 3, 5, 6, 7, 8, and 9 above.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals that stockholders of the Company would like to present at next year's Annual Meeting must be received by the Company no later than January 16, 1997, in order that they may be included in the proxy statement and form of proxy related to that meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1996, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS, HS RESOURCES, INC., 1999 BROADWAY, SUITE 3600, DENVER, COLORADO 80202.

     BY SIGNING AND RETURNING THE ENCLOSED PROXY, STOCKHOLDERS WILL BE ASSURED OF REPRESENTATION AT THE ANNUAL MEETING IN CONNECTION WITH APPROVAL OF THE MATTERS DISCUSSED HEREIN. EACH STOCKHOLDER SHOULD REVIEW, COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED PROXY TO THE COMPANY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE BOARD APPRECIATES THE COOPERATION OF THE STOCKHOLDERS.

Dated: May 17, 1996